Exhibit (p)(9)

CODE OF ETHICS

Adopted January 23, 2006

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.	DEFINITIONS

1.

Access Person means any partner, officer, director, member, or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.

Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

	4.	Covered Person means any director/manager, officer, employee or Access Person of the Adviser.

	5.	Personal Account means any account in which a Covered Person has any beneficial ownership.

6.

Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)

Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

7.

Restricted Security means any security that (1) a client owns or is in the process of buying or selling; or (2) the Adviser is researching, analyzing or considering buying or selling for a client. This includes any security with a market capitalization of $5 billion or less.

8.

Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

• A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

• Any immediate family members who live in the Covered Person’s household;

•

Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

• Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Chief Financial Officer who has been delegated the responsibility to monitor personal trading activity of the covered persons by the Chief Compliance Officer. The Chief Compliance Officer will monitor the trading activity of the Chief Financial Officer.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.

General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.

It is the policy of the Adviser to restrict personal trading of each Covered Person to stocks with a market capitalizations over $5.0 Billion. This policy is intended to avoid activity that would overlap with securities that would potentially be on a restricted list due to potential inclusion in a client portfolio of the Adviser. The Adviser concentrates its investments for its clients in the small capitalization sector of the market. The personal accounts of the Covered Persons will be reviewed quarterly by the Chief Financial Officer.

3	Initial Public Offerings. A Covered Person may not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering.

4.

Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

5.

Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time a Covered Person submits the initial holdings report in accordance with Section V(b) of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role. This policy does not apply to charitable non-profit organizations.

6.

Short Term or Excessive Trading. The Adviser believes that short term or excessive personal trading by its Covered Persons can raise compliance and conflicts issues. Accordingly, no Covered Person may engage in more than 20 personal securities transactions during any 30 day period.

7.

Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

8.

Gifts and Business Entertainment Policy. In order to address conflicts of interest that may arise when a Covered Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain types of business entertainment. Set forth below is the Adviser’s policy relating to gifts and business entertainment:

Gifts
•

General - No Covered Person may give or receive any gift, service, or other item of more than de minimis value, which for the purpose of this Code of Ethics is $100, to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser without the prior written approval of the Compliance Officer.

•

Solicited Gifts - No Covered Person may use his or her position with the Adviser to obtain anything of value from a client, supplier, person to whom the Covered Person refers business, or any other entity with which the Adviser does business.

•

Cash Gifts - No Covered Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser.

Business Entertainment

		•	General – Covered Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value.

•

Extravagant Entertainment - No Covered Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser.

Reporting/Recordkeeping

•

Gifts - Each Covered Person must report any gifts in excess of de minimis value received in connection with the Covered Person’s employment to the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.

•

Business Entertainment – Each Covered Person must report any event likely to be viewed as so frequent or of such high value as to raise a question or impropriety. Any such event must be approved by the Compliance Officer.

		•	Recordkeeping - The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.

VI.	REPORTING

1.

Duplicate Copies of Broker’s Confirmations and Account Statements to Adviser. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities are held to supply the Chief Financial Officer with the Covered Person’s quarterly brokerage statements.

2.

New Accounts. Each Covered Person must notify the Chief Financial Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.

Disclosure of Securities Holdings. All Covered Persons will, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Chief Financial Officer listing all of the securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership) the names of any brokerage firms or banks where the Covered Person has an account in which ANY securities are held. The statement must contain information that is current as of a date no more than 90 days prior to the date the person becomes a Covered Person of the Adviser.

	4.	Covered Persons must report immediately any suspected violations to the Compliance Officer.

VII.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker’s statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics

The Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Adviser currently and for the last five (5) years. Such list is attached as Appendix A1.

All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

VIII.	OVERSIGHT OF CODE OF ETHICS

1.

Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment.

2.

Review of Transactions. Each Covered Person’s statements for his/her Personal Account will be reviewed quarterly for compliance with the $5 billion market capitalization restriction. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser. The Chief Financial Officer of the Adviser will review the Compliance Officer’s statements. The Compliance Officer will review the Chief Financial Officer’s statements.

3.

Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.

Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.

ADV Disclosure. The Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the Code of Ethics in Part 2 and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.